EXHIBIT 10.139

THIS AMENDMENT AGREEMENT No. 2 (this Amendment Agreement) is dated as of October —, 2006

BETWEEN:

(1)	HALO TECHNOLOGY HOLDINGS, INC. (formerly Warp Technology Holdings, Inc.), a Nevada corporation, as borrower (the Company); and

(2)	FORTRESS CREDIT CORP., in its capacity as agent to the Lenders under the Credit Agreement referred to below (in that capacity, the Agent).

WHEREAS:

(A)	The Company, the Lenders (referred to therein) and the Agent are parties to that certain credit agreement dated August 2, 2005, as amended by Amendment No. 1 dated as of October 26, 2005 (the Credit Agreement).

(B)	This Amendment Agreement is supplemental to and amends the Credit Agreement. The Company and the Agent have agreed that the Credit Agreement should be amended as set forth in this Amendment Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Terms defined in the Credit Agreement (by reference or otherwise) have, unless expressly defined in this Amendment Agreement, the same meanings in this Amendment Agreement.

1.2	Construction

The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Amendment Agreement as though they were set out in full in this Amendment Agreement, except that references to “this Agreement” are to be construed as references to this Amendment Agreement.

2.	EFFECT OF AMENDMENT AGREEMENT

With effect on and from the date of this Amendment Agreement, the Credit Agreement will be amended by, and the rights and obligations of the parties thereto relating to their future performance under the Credit Agreement will be governed by and construed in accordance with, the Credit Agreement as amended, modified and supplemented by this Amendment Agreement.

3.	AMENDMENTS

The Credit Agreement will be amended on and from the Effective Date by deleting Schedule 15 (Financial Terms and Covenants) to the Credit Agreement and replacing it with Schedule 15 (Financial Terms and Covenants) to this Amendment Agreement.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties

The Company makes each representation and warranty set out in Clauses 4.2 (Powers and Authority) through 4.6 (Credit Agreement) of this Amendment Agreement to each Finance Party.

4.2	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of this Amendment Agreement and the transactions contemplated by this Amendment Agreement.

4.3	Legal validity

(a)	This Amendment Agreement is its legally binding, valid and enforceable obligation.

(b)	This Amendment Agreement is in the proper form for its enforcement in the jurisdiction of its incorporation.

4.4	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Amendment Agreement do not and will not:

(a)	conflict with any law or regulation applicable to it; or

(b)	conflict with its constitutional documents; or

(c)	conflict with any document which is binding upon it or any of its assets or constitute a default or termination event (however described) under any such document, in each case to an extent or in a manner which:

(i)	has a Material Adverse Effect;

(ii)	could reasonably be expected to result in any liability on the part of any Finance Party to any third party; or

(iii)	could require the creation of any Lien over any asset in favor of a third party.

4.5	Authorizations

All authorizations required by it in connection with the entry into, performance and validity and enforceability of, and the transactions contemplated by, this Amendment Agreement have been obtained or effected (as appropriate) and are in full force and effect.

4.6	Credit Agreement

On the date of this Amendment Agreement, the representations and warranties set out in Clauses 15.2 (Status) through 15.16 (United States laws) of the Credit Agreement:

(a)	are true with each such representation and warranty being understood to mean such representation and warranty as amended pursuant to Clause 3 (Amendments) of this Amendment Agreement; and

(b)	would also be true if references to “this Agreement” were construed as references to the Credit Agreement as amended by this Amendment Agreement.

4.7	Acknowledgment of Reliance

The Company acknowledges that it makes such representations and warranties with the intention of persuading Agent (on behalf of the Lenders) to enter into this Amendment Agreement and that the Agent has entered into this Amendment Agreement on the basis of, and in full reliance on, each of such representations and warranties.

5.	GOVERNING LAW, ETC.

This Amendment Agreement is governed by the laws of the State of New York. The provisions of Clauses 36 (Governing Law) and 37 (Enforcement) of the Credit Agreement are incorporated by reference into this Amendment Agreement as if fully set out herein, with each reference to “this Agreement” (including in the definition of Finance Documents) being understood to be a reference to this Amendment Agreement.

6.	SEVERABILITY

If any provision of this Amendment Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Amendment Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Amendment Agreement.

7.	COUNTERPARTS

This Amendment Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Amendment Agreement.

8.	COMPLETE AGREEMENT

This Amendment Agreement, the Credit Agreement and the other Finance Documents contain the complete agreement between the Parties on the matters to which such agreements relate and supersede all prior commitments, agreements and understandings, whether written or oral, with respect to those matters.

9.	NATURE OF THIS AMENDMENT AGREEMENT

(a)	By signing this Amendment Agreement, the Parties designate this Amendment Agreement as a Finance Document.

(b)	Except as specifically amended by this Amendment Agreement, the Credit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The Credit Agreement and this Amendment Agreement will be read and construed as a single document.

10.	CERTAIN AGREEMENTS REGARDING FEES

The Company hereby irrevocably agrees that:

(a)	It shall pay the Agent for the benefit of the Lenders an amendment fee equal to US$200,000 as consideration for entering into this Amendment Agreement. This amendment fee shall be payable in 2 installments of $100,000 each. The first such installment of $100,000 shall be due and payable on the date of this Amendment Agreement and the second installment of 100,000 shall be due and payable 30 days after the date of this Amendment Agreement.

(b)	It shall promptly pay all reasonable costs and expenses of Allen & Overy LLP, counsel to the Agent, incurred in connection with this Amendment Agreement.

11.	ADDITIONAL AGREEMENTS

The Company and the Agent hereby agree that the subordination agreement entered into on about the date hereof by and among the Company, Vision Opportunity Master Fund, Ltd., the Agent and others shall be deemed to be a Finance Document.

The undersigned, intending to be legally bound, have executed and delivered this Amendment Agreement on the date stated at the beginning of this Amendment Agreement.

12.	RELEASE

The Borrower on behalf of itself, their Subsidiaries and Affiliates hereby acknowledge effective upon the date of this Amendment Agreement, that the Borrower and their Subsidiaries and Affiliates, have no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of any Obligor’s liability to repay all amounts due and owing under the Credit Agreement or to seek affirmative relief or damages of any kind or nature from the Agent, any Lender or any of their past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, or any other Person acting for or on behalf of any of them. The Borrowers and their Subsidiaries and Affiliates, all their successors, assigns, Subsidiaries and Affiliates and any Person acting for or on behalf of, or claiming through them, hereby fully, finally and forever release and discharge the Agent and the Lenders and all of the Agent’s and Lenders’ past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

Signatories

Company

HALO TECHNOLOGY HOLDINGS, INC.

By:
Name:
Title:

Agent

FORTRESS CREDIT CORP., as Agent for and on behalf of the Finance Parties

By:
Name:
Title:

ACKNOWLEDGEMENTS

By signing this acknowledgement, we acknowledge and agree to this Amendment Agreement.

DAVID CORPORATION By: Name:
Title:

GUPTA TECHNOLOGIES, LLC By: Name:
Title:

GUPTA TECHNOLOGIES GMBH By: Name:
Title:

GUPTA TECHNOLOGIES LTD. By: Name:
Title:

PROCESS SOFTWARE, INC. By: Name:
Title:

PROFITKEY INTERNATIONAL, LLC By: Name:
Title:

TAC/HALO, LLC By: Name:
Title:

WARP SOLUTIONS, INC. By: Name:
Title:

WARP SOLUTIONS, LTD. By: Name:
Title:

6043577 CANADA, INC. By: Name:
Title:

SPIDER SOFTWARE, INC. By: Name:
Title:

TENEBRIL, INC. By: Name:
Title:

KENOSIA CORPORATION By: Name:
Title:

REVCAST, LLC By: Name:
Title:

EMPAGIO, INC. By: Name:
Title:

SCHEDULE 15

FINANCIAL TERMS AND COVENANTS

PART 1

FINANCIAL TERMS

Capital Expenditures means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during that period) made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during that period computed in accordance with GAAP.

Cash Interest Coverage Ratio means the ratio of:

(a)	aggregate EBITDA for each of Gupta, Gupta Technologies Ltd., Gupta Technologies GmbH, Gupta Technologies, S.A. de C.V., Kenosia Corporation, David Corporation, Process Software, LLC, ProfitKey International, LLC, TAC/Halo, LLC, Warp Solutions, Inc., Warp Solutions, Ltd., 6043577 Canada, Inc., Spider Software, Inc., Tenebril, Inc., Revcast LLC and Empagio, Inc. for the most recently ended period of four fiscal quarters to:

(b)	Cash Interest Expense for that period.

Cash Interest Expense means for any period, the Interest Expense that is paid in cash during such period.

Consolidated EBITDA for any period means the consolidated EBITDA of the Group for such period.

Consolidated Total Debt at any time means the aggregate of all regularly scheduled payments or prepayments of principal of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) at that time.

Debt Service means, for any person for any period, the sum of the following:

(a)	all regularly scheduled payments or prepayments of principal of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) made during that period; plus:

(b)	all Interest Expense for that period.

Depreciation and Amortization of any person for any period means depreciation and amortization of that person for that period as determined in accordance with applicable accounting principles.

EBITDA of any person for any period means the earnings of such person for such period:

(c)	before deducting Depreciation and Amortization;

(d)	before deducting corporation Tax and any deferred Tax charge and their equivalents in any relevant jurisdiction or any other Tax or incomes or gains;

(e)	before taking into account any Interest Expense, whether payable or receivable;

(f)	before taking into account the effect of any exceptional or extraordinary item;

(g)	after deducting any gain over book value and after adding back any loss on book value arising on the revaluation, sale, lease or other disposal of any asset (other than on the sale of assets in the ordinary course of business) during such period;

(h)	after excluding any amount attributable to minority interests that are not part of the Group;

(i)	after excluding any unrealized gains or losses due to movements in exchange rates occurring during such period;

(j)	after adding back any insurance proceeds in respect of any claim for loss of profit or business interruption or third party liability;

(k)	after excluding any future payments relating to stock based compensation; and

(l)	after adding back the effect of accounting adjustments (if any) related to the writedown of deferred revenue in connection with the acquisition of such person.

Excess Cash Flow means, for any period, the EBITDA of each member of the Group for such period less Cash Interest Expense for such period, Capital Expenditures for such period, Taxes paid in cash during such period and regularly scheduled repayments of principal made during such period; provided however, that at all times the Company shall be allowed to retain a minimum of $7,500,000 of cash for operating purposes, as it relates to the consolidated operating expenses on the Company’s profit and loss statement.

Fixed Charge Covenant Ratio means the ratio of:

(m)	aggregate EBITDA for each of Gupta, Gupta Technologies Ltd., Gupta Technologies GmbH, Gupta Technologies, S.A. de C.V., Kenosia Corporation, David Corporation, Process Software, LLC, ProfitKey International, LLC, TAC/Halo, LLC, Warp Solutions, Inc., Warp Solutions, Ltd., 6043577 Canada, Inc., Spider Software, Inc., Tenebril, Inc., Revcast LLC and Empagio, Inc. for the most recently ended period of four consecutive fiscal quarters, less corporate income Tax and Capital Expenditures for the same period, to:

(n)	Cash Interest Expense plus scheduled amortization for the most recently ended period of four consecutive fiscal quarters.

Interest Expense means for any period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) of the following:

(o)	all interest on respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during that period (whether or not actually paid during that period); plus

(p)	the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during that period (whether or not actually paid or received during that period); plus

(q)	prepayment penalties or premiums incurred in repaying or prepaying any Indebtedness; plus

(r)	discount fees and acceptance fees payable or deducted in respect of any Indebtedness, including fees payable in respect of letters of credit and guarantees.

Total Debt to EBITDA Ratio means the ratio of:

(s)	Consolidated Total Debt to

(t)	aggregate EBITDA for each of Gupta, Gupta Technologies Ltd., Gupta Technologies GmbH, Gupta Technologies, S.A. de C.V., Kenosia Corporation, David Corporation, Process Software, LLC, ProfitKey International, LLC, TAC/Halo, LLC, Warp Solutions, Inc., Warp Solutions, Ltd., 6043577 Canada, Inc., Spider Software, Inc., Tenebril, Inc., Revcast LLC and Empagio, Inc. for the most recently ended period of four consecutive fiscal quarters.

PART 2

FINANCIAL COVENANTS

TOTAL DEBT TO EBITDA RATIO

The Company will not permit the Total Debt to EBITDA Ratio to exceed (a) 3.4 to 1 during the period from the April 1, 2006 to, and including, June 30, 2006, (b) 4.0 to 1 during the period from July 1, 2006 to, and including, September 30, 2006, (c) 4.0 to 1 during the period from October 1, 2006 to, and including, December 31, 2006, (d) 1.5 to 1 during the period from January 1, 2007 to, and including, March 31, 2007, (e) 1.5 to 1 during the period from April 1, 2007 to, and including, June 30, 2007 and (f) 1.5 to 1 during the period from July 1, 2007 to, and including, September 30, 2007.

Cash Interest Coverage Ratio

The Company will not permit its Cash Interest Coverage Ratio to fall below (a) 3.5 to 1 during the period from the April 1, 2006 to, and including, June 30, 2006, (b) 2.6 to 1 during the period from July 1, 2006 to, and including, September 30, 2006, (c) 2.0 to 1 during the period from October 1, 2006 to, and including, December 31, 2006, (d) 1.7 to 1 during the period from January 1, 2007 to, and including, March 31, 2007, (e) 2.2 to 1 during the period from April 1, 2007 to, and including, June 30, 2007 and (f) 3.0 to 1 during the period from July 1, 2007 to, and including, September 30, 2007.

Fixed Charge Covenant Ratio

The Company will not permit the Fixed Charge Covenant Ratio to fall below (a) 3.2 to 1 during the period from the April 1, 2006 to, and including, June 30, 2006, (b) 1.9 to 1 during the period from July 1, 2006 to, and including, September 30, 2006, (c) 1.3 to 1 during the period from October 1, 2006 to, and including, December 31, 2006 (d) 1.0 to 1 during the period from January 1, 2007 to, and including, March 31, 2007, (e) 1.0 to 1 during the period from April 1, 2007 to, and including, June 30, 2007 and (f) 1.0 to 1 during the period from July 1, 2007 to, and including, September 30, 2007.

Capital Expenditures

The Company will not permit the aggregate amount of Capital Expenditures by the Group during any twelve month period to exceed US$300,000.